Exhibit 99.1

ESSA Bancorp, Inc. Announces Fiscal 2019

Second Quarter, First Half Financial Results

Stroudsburg, PA. – April 24, 2019 — ESSA Bancorp, Inc. (the “Company”) (NASDAQ:ESSA), the holding company for ESSA Bank & Trust (the “Bank”), a $1.8 billion asset financial institution providing full service retail and commercial banking, financial, and investment services in eastern Pennsylvania, today announced financial results for the three months and six months ended March 31, 2019.

Net income was $2.9 million, or $0.26 per diluted share, for the three months ended March 31, 2019, compared with $2.3 million, or $0.21 per diluted share, for the three months ended March 31, 2018. Net income was $5.9 million, or $0.54 per diluted share, for the six months ended March 31, 2019, compared with $625,000 or $0.06 per diluted share, for the six months ended March 31, 2018. Results for the six months ended March 31, 2018 reflect a one-time charge to income tax expense of $3.7 million recorded in the Company’s first fiscal quarter of 2018 related to the reduction in the carrying value of the Company’s deferred tax assets, which resulted from the reduction in the federal corporate income tax rate under the Tax Cuts and Jobs Act of 2017.

Gary S. Olson, President and CEO, commented: “The Company’s fiscal second quarter and first half 2019 financial performance demonstrated continued progress toward our key goals of generating steady commercial loan growth, growing interest income from loans, expanding our deposit base, and operating with increasing efficiency and productivity. Importantly, a keen focus on maintaining credit quality while growing assets has led to consistently strong asset quality and our lower loan loss provision, which has supported positive earnings performance.”

SECOND QUARTER, FIRST HALF 2019 HIGHLIGHTS

•

Increased earnings reflected the Company’s continuing progress in driving revenue from lending activity, with net income in the fiscal second quarter of 2019 of $2.9 million, up 26.3% from $2.3 million in the fiscal second quarter of 2018. In the first half of fiscal 2019, pre-tax income of $7.0 million rose 33.0% compared with the first half of fiscal 2018. Note that pre-tax income was used in the fiscal first half comparison due to the one-time charge to income tax expense of $3.7 million in the fiscal first half of 2018 as described above.

•

Total interest income increased to $17.1 million in the second quarter of fiscal 2019 from $15.8 million in the second quarter of fiscal 2018, primarily reflecting higher interest income generated by loans.

•

A lower provision for loan losses contributed to year-over-year improvement in net interest income after provision for loan losses, which was $11.1 million in second quarter of fiscal 2019 compared with $10.8 million in second quarter of fiscal 2018, and $22.1 million in the first half of fiscal 2019 compared with $21.6 million in the same period a year earlier.

•

Total net loans at March 31, 2019 increased $30.1 million to $1.3 billion from September 30, 2018, primarily reflecting growth in commercial and commercial real estate loans. Year-to-date, net loan growth of $30.1 million includes a decline of $34.3 million in indirect auto loan balances during the same period. Net loans at March 31, 2019 were up 3.4%, or $43.9 million, compared with net loans at March 31, 2018, primarily reflecting commercial loan growth. The year-over-year decline in indirect auto loan balances outstanding was $66.5 million. Note that as previously disclosed, the Company discontinued indirect auto lending in July 2018.

•

Core deposits (demand accounts, savings and money market) increased to 62.7% of total deposits, reflecting year-over-year growth in noninterest bearing, lower-cost interest bearing and money market deposits.

•

Asset quality remained strong, with non-performing assets of $10.3 million, or 0.56% of total assets, at March 31, 2019 compared to $11.7 million, or 0.64% of total assets, at September 30, 2018 and $15.2 million, or 0.83% of total assets, at March 31, 2018.

•

Expense management led to a 2.8% decline in total noninterest expense for the quarter ended March 31, 2019 compared to the same period in 2018, while the efficiency ratio improved to 69.8% in the fiscal second quarter of 2019 compared to 71.0% in the fiscal second quarter of 2018. Year-over-year, total noninterest expense declined by 4.5% and the efficiency ratio improved to 69.0% in 2019 from 72.4% in 2018.

•

For the three months ended March 31, 2019, the Company’s return on average assets and return on average equity were 0.63% and 6.26%, compared with 0.50% and 5.12%, respectively, in the comparable period of fiscal 2018. The Company’s return on average assets for the six months ended March 31, 2019 was 0.64% and the return on average equity was 6.42% compared to 0.07% and 0.69% for the same period in fiscal 2018. Total stockholders’ equity increased to $183.6 million at March 31, 2019 from $179.2 million at September 30, 2018. Tangible book value per share at March 31, 2019 increased to $14.78, compared with $13.92 at September 30, 2018.

•	During the three months ended March 31, 2019 the Company repurchased 405,384 of its common stock at an aggregate cost of $6.5 million under a previously disclosed stock repurchase plan.

•	The Company paid a quarterly cash dividend of $0.10 per share on March 29, 2019, its 44th consecutive quarterly cash dividend to shareholders.

“The Company’s performance has generated continued value for shareholders and enabled us to make ongoing investments to build our team of high-performing bankers and expand our technological capabilities. Internal systems are enhancing our ability to more efficiently serve customers, while customer-facing applications in commercial banking have helped facilitate our growth. We are looking forward to the numerous opportunities as we enter the second half of our year.”

Second Quarter, First Half Income Statement Review

Total interest income was $17.1 million for the three months ended March 31, 2019, up from $15.8 million for the three months ended March 31, 2018. The primary driver was growth in interest income from loans to $14.0 million in fiscal second quarter 2019, up from $13.0 million a year earlier. Interest expense was $5.4 million for the quarter ended March 31, 2019 compared to $3.9 million for the same period in 2018, partially reflecting growth in borrowings along with increases in the cost of both borrowings and retail deposits.

Total interest income was $34.0 million for the six months ended March 31, 2019, up 8.9% from $31.2 million for the six months ended March 31, 2018. The primary driver was 8.6% growth in interest income from loans to $27.9 million in the first half of fiscal 2019, up from $25.7 million in the same period a year earlier. Interest expense in the first half of fiscal 2019 was $10.4 million compared to $7.5 million for the same period in 2018.

“We have a number of Company-wide initiatives in place to build our base of lower-cost core deposits and reduce the need for borrowed funds, whose rates have been rising,” noted Olson. “Growing new commercial relationships and expanding business with existing clients, who are the primary users of noninterest bearing demand accounts, is one component of these initiatives and contributed to 10.2% year-over-year growth in noninterest bearing deposits.”

Net interest income was $11.7 million for the three months ended March 31, 2019, compared with $11.9 million for the comparable period in fiscal 2018. The net interest margin for the second quarter of fiscal 2019 was 2.71%, compared with 2.84% for the second quarter of fiscal 2018. The net interest rate spread was 2.50% in second quarter fiscal 2019, compared with 2.71% for the second quarter of fiscal 2018.

For the six months ended March 31, 2019, net interest income was $23.6 million compared with $23.7 million for the comparable period in 2018. The net interest margin for the six months ended March 31, 2019 was 2.72%, compared with 2.81% for the same period in 2018. The net interest rate spread was 2.51% in six months ended March 31, 2019, compared with 2.69% for 2018.

The Company’s provision for loan losses decreased to $600,000 for the three months ended March 31, 2019, compared with $1.1 million for the three months ended March 31, 2018. This decrease reflected provisioning primarily related to declining charge off activity and improving nonperforming assets. The Company’s provision for loan losses decreased to $1.5 million for the six months ended March 31, 2019, compared with $2.1 million for the six months ended March 31, 2018.

Noninterest income increased 6.3% to $2.1 million for the three months ended March 31, 2019, compared with $1.9 million for the three months ended March 31, 2018. An increase in other income was the primary driver of the noninterest income increase, reflecting a settlement of approximately $280,000 from a previously purchased credit impaired loan.

For the six months ended March 31, 2019, noninterest income increased 7.2% to $4.2 million compared with $3.9 million for the six months ended March 31, 2018. An increase in other income was the primary driver of the noninterest income increase, which included the recovery of $226,000 of previously expensed professional fees related to the settlement of a non-performing loan and the $280,000 recovery noted above.

Noninterest expense decreased to $9.7 million for the three months ended March 31, 2019 compared with $10.0 million for the comparable period in fiscal 2018. Noninterest expense decreased $907,000 or 4.5%, to $19.4 million for the six months ended March 31, 2019 compared with $20.3 million for the comparable period in fiscal 2018. The decrease in all noninterest expense categories other than compensation and employee benefits and data processing for the six months ended March 31, 2019 compared to the same period in 2018 reflects the Company’s focus on expense management and reducing its efficiency ratio.

Balance Sheet, Asset Quality and Capital Adequacy Review

Total assets grew $2.0 million to $1.84 billion at March 31, 2019, from $1.83 billion at September 30, 2018, primarily reflecting growth in loans, and a decline in investment securities available for sale. The Company sold $20.5 million of investment securities during the second quarter of fiscal 2019 at a gain of $39,000. The funds were used to partially fund commercial loan growth.

Total net loans increased to $1.34 billion at March 31, 2019 from $1.31 billion at September 30, 2018. Residential real estate loans were $595.1 million at March 31, 2019, up $14.6 million from September 30, 2018. The Company purchased $22.3 million of 1 to 4 family, adjustable-rate residential loans during the quarter ended December 31, 2018. Indirect auto loans declined $34.3 million to $111.9 million at March 31, 2019 from $146.2 million at September 30, 2018, reflecting expected runoff of the portfolio following our previously announced discontinuation of indirect auto lending in July 2018.

Commercial real estate (“CRE”) loans were $458.3 million at March 31, 2019, up from $416.6 million at September 30, 2018 and reflected strong year-over-year growth from $383.6 million at March 31, 2018. Residential multi-family lending has been a particularly strong component of CRE activity. Commercial (primarily commercial and industrial) loans increased to $58.7 million at March 31, 2019 from $49.5 million at September 30, 2018 and were up from $49.3 million at March 31, 2018, reflecting balanced activity in a number of business sectors.

Peter A Gray, Executive Vice President and Chief Banking Officer, commented: “ESSA’s ability to provide comprehensive lending, deposit and treasury management solutions, backed by quality service and a consultative relationship management approach from a team of seasoned professionals, have supported the Company’s ongoing commercial banking growth.”

Total deposits decreased $43.0 million, or 3.2%, to $1.29 billion at March 31, 2019 from September 30, 2018, primarily due to a decrease in municipal deposits of $64.2 million. Core deposits (demand accounts, savings and money market) were $811.3 million, or 62.7% of total deposits, at March 31, 2019 compared to $727.6 million, or 58.7% of total deposits, at March 31, 2018. Noninterest bearing demand accounts exhibited strong year-over-year growth, increasing 10.2% to $167.9 million, while interest bearing demand accounts grew 8.5% to $178.6 million. Total borrowings increased $39.5 million to $338.0 million at March 31. 2019 from $298.5 million at September 30, 2018, primarily due to the decrease in deposits during the same period.

Asset quality remained strong. Nonperforming assets totaled $10.3 million, or 0.56% of total assets, at March 31, 2019, down from $11.7 million, or 0.64% of total assets, at September 30, 2018 and sharply lower than nonperforming assets of $15.2 million, or 0.83% of total assets, a year earlier at March 31, 2018. The allowance for loan losses was $12.4 million, or 0.92% of loans outstanding, at March 31, 2019, up slightly from $11.7 million, or 0.89% of loans outstanding at September 30, 2018, primarily reflecting prudent reserving to match loan growth.

For the three months ended March 31, 2019, the Company’s return on average assets and return on average equity were 0.63% and 6.26%, compared with 0.50% and 5.12%, respectively, in the comparable period of fiscal 2018. For the six months ended March 31, 2019, the Company’s return on average assets and return on average equity were 0.64% and 6.42%, compared with 0.07% and 0.69%, respectively for the comparable fiscal 2018 period.

The Bank continued to demonstrate financial strength with a Tier 1 leverage ratio of 8.96% at March 31, 2019, exceeding regulatory standards for a well-capitalized institution. The Company maintained a tangible equity to tangible assets ratio of 9.26% at March 31, 2019.

Total stockholders’ equity increased $4.5 million to $183.7 million at March 31, 2019, from $179.2 million at September 30, 2018, primarily reflecting the net income for the period and a decrease in other comprehensive loss, which primarily reflected mark-to-market adjustments to the value of investment securities classified as available for sale. Tangible book value per share at March 31, 2019 was $14.78, compared with $13.92 at September 30, 2018.

About the Company: ESSA Bancorp, Inc. is the holding company for its wholly-owned subsidiary, ESSA Bank & Trust, which was formed in 1916. Headquartered in Stroudsburg, Pennsylvania, the Company has total assets of $1.8 billion and has 22 community offices throughout the Greater Pocono, Lehigh Valley, Scranton/Wilkes-Barre, and suburban Philadelphia areas. ESSA Bank & Trust offers a full range of commercial and retail financial services, financial advisory and asset management capabilities. ESSA Bancorp Inc. stock trades on the NASDAQ Global Market (SM) under the symbol “ESSA”.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including compliance costs and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity, and the Risk Factors disclosed in our annual and quarterly reports.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FINANCIAL TABLES FOLLOW

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	March 31, 2019	September 30, 2018
	(dollars in thousands)
ASSETS
Cash and due from banks	$34,535	$39,197
Interest-bearing deposits with other institutions	6,624	4,342

Total cash and cash equivalents	41,159	43,539
Certificates of deposit	250	500
Investment securities available for sale, at fair value	348,617	371,438
Loans receivable (net of allowance for loan losses of $12,389 and $11,688)	1,335,197	1,305,071
Regulatory stock, at cost	14,633	12,973
Premises and equipment, net	14,323	14,601
Bank-owned life insurance	39,114	38,630
Foreclosed real estate	665	1,141
Intangible assets, net	1,213	1,375
Goodwill	13,801	13,801
Deferred income taxes	5,665	8,441
Other assets	21,177	22,280

TOTAL ASSETS	$1,835,814	$1,833,790

LIABILITIES
Deposits	$1,293,883	$1,336,855
Short-term borrowings	198,293	179,773
Other borrowings	139,673	118,723
Advances by borrowers for taxes and insurance	10,353	6,826
Other liabilities	9,975	12,427

TOTAL LIABILITIES	1,652,177	1,654,604

STOCKHOLDERS’ EQUITY
Common stock	181	181
Additional paid in capital	180,857	180,765
Unallocated common stock held by the Employee Stock Ownership Plan	(8,029)	(8,255)
Retained earnings	97,821	94,112
Treasury stock, at cost	(83,864)	(77,707)
Accumulated other comprehensive loss	(3,329)	(9,910)

TOTAL STOCKHOLDERS’ EQUITY	183,637	179,186

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,835,814	$1,833,790

ESSA BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended March 31		Six Months Ended March 31
	2019	2018	2019	2018
	(dollars in thousands, except per share data)
INTEREST INCOME

Loans receivable	$14,042	$12,953	$27,949	$25,736
Investment securities:
Taxable	2,530	2,186	5,012	4,244
Exempt from federal income tax	94	285	230	573
Other investment income	462	423	806	670

Total interest income	17,128	15,847	33,997	31,223

INTEREST EXPENSE
Deposits	3,555	2,359	6,943	4,736
Short-term borrowings	1,172	951	2,249	1,535
Other borrowings	669	602	1,188	1,249

Total interest expense	5,396	3,912	10,380	7,520

NET INTEREST INCOME	11,732	11,935	23,617	23,703
Provision for loan losses	600	1,100	1,476	2,100

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	11,132	10,835	22,141	21,603

NONINTEREST INCOME
Service fees on deposit accounts	784	821	1,647	1,704
Services charges and fees on loans	276	299	606	668
Realized and Unrealized gains on equity securities	3	—	1	—
Trust and investment fees	235	237	474	477
Gain on sale of investment securities available for sale	39	75	43	75
Earnings on Bank-owned life insurance	240	249	484	504
Insurance commissions	194	204	395	375
Other	297	60	544	111

Total noninterest income	2,068	1,945	4,194	3,914

NONINTEREST EXPENSE
Compensation and employee benefits	6,035	5,900	12,159	11,908
Occupancy and equipment	1,112	1,186	2,138	2,371
Professional fees	646	626	1,170	1,192
Data processing	930	888	1,833	1,817
Advertising	204	201	359	359
Federal Deposit Insurance Corporation Premiums	182	256	369	445
Loss(Gain) on foreclosed real estate	11	32	(104)	(4)
Amortization of intangible assets	77	135	161	279
Other	514	764	1,278	1,903

Total noninterest expense	9,711	9,988	19,363	20,270

Income before income taxes	3,489	2,792	6,972	5,247
Income taxes	630	529	1,104	4,622

Net Income	$2,859	$2,263	$5,868	$625

Earnings per share:
Basic	$0.26	$0.21	$0.54	$0.06
Diluted	$0.26	$0.21	$0.54	$0.06
Dividends per share	$0.10	$0.09	$0.20	$0.18

	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2019	2018	2019	2018
	(dollars in thousands) (UNAUDITED)		(dollars in thousands) (UNAUDITED)
CONSOLIDATED AVERAGE BALANCES:
Total assets	$1,850,123	$1,822,352	$1,841,372	$1,812,366
Total interest-earning assets	1,752,867	1,702,982	1,741,373	1,689,856
Total interest-bearing liabilities	1,484,379	1,469,427	1,479,834	1,457,205
Total stockholders’ equity	185,360	179,250	183,264	181,719

PER COMMON SHARE DATA:
Average shares outstanding – basic	10,825,626	10,796,353	10,891,187	10,749,088
Average shares outstanding – diluted	10,825,626	10,822,109	10,891,187	10,780,379
Book value shares	11,408,935	11,732,222	11,408,935	11,732,222

Net interest rate spread	2.50%	2.71%	2.51%	2.69%
Net interest margin	2.71%	2.84%	2.72%	2.81%

Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street
Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531